Exhibit 99a7

ELEVENTH AMENDMENT OF FORTUNE BRANDS
RETIREMENT SAVINGS PLAN
(As Amended and Restated Effective as of October 1, 1999)

AMENDMENT:

Effective January 1, 2004, except where otherwise indicated:

1.     Amend Section 1.01(a) of the Plan by deleting “Boone International, Inc.”

2.     Amend Section 1.01(y) of the Plan by substituting the phrase “ACCO Brands, Inc. with a designation on the general ledger of Company Code 09 and Location Code 76” for “Boone International, Inc.” where the latter appears in the first sentence.

3.     Amend Section 3.01(g)(3) of the Plan as follows:

“(3) ‘Unadjusted Earnings’ means with respect to any Participant who is an Employee of Fortune all earnings of the Participant in any Plan Year for service with Fortune, but limited to $200,000 (as adjusted to reflect the dollar amount applicable under Section 401(a)(17) of the Code), including overtime and extra shift pay, holiday and vacation pay, amounts paid for periods of approved absences, back pay which has been either awarded or agreed to by Fortune, performance awards in lieu of a merit increase, plus amounts elected to be deferred by the Participant as Tax Deferred Contributions under this Plan or as contributions under a plan established pursuant to Code Section 125 (including ‘deemed 125 compensation’ as defined in Revenue Ruling 2002-27) or Code Section 132(f)(4), and all compensation under the Management Incentive Plan, the Fortune Brands, Inc. Annual Executive Incentive Compensation Plan and the Performance Recognition Program paid during such Plan Year, but excluding (A) contributions (other than Tax Deferred Contributions) or benefits under this Plan, (B) Worker’s Compensation payments, (C) amounts paid by Fortune for insurance, retirement or other benefits and bonuses, (D) special payments related to the pension plan redesign, (E) compensation under such Management Incentive Plan, the Fortune Brands, Inc. Annual Executive Compensation Plan and Performance Recognition Program paid after the end of the Plan Year in which the Participant incurs a Severance From Service and (F) amounts paid to Participants in cash to compensate for any reduction pursuant to Section 3.04(e).”

4. Amend the Plan by inserting the following new paragraph following paragraph (sss) of Section 1.01, and renumbering paragraph (ttt) as paragraph (uuu), effective December 31, 2003:

“(ttt) ‘Wild Horse Matching Account’ means any one of the accounts so designated and provided for in Section 6.01.”

5. Amend the Plan by substituting the following for Section 3.01(a):

“(a) Amount. The amount of Profit-Sharing Contribution, if any, for a Plan Year will be determined by the Compensation and Stock Option Committee of Fortune, in its sole discretion, on or before the date (including extensions) for filing the Federal income tax return of Fortune for the taxable year for which the Profit-Sharing Contribution is made. Notwithstanding the foregoing, no Profit-Sharing Contribution will be made pursuant to this Section 3.01(a) for any Plan Year in which a cash dividend has not been paid on Fortune Common Stock. The total amount of any Profit-Sharing Contribution and Company Matching Contributions by Fortune for any Plan Year will not exceed 3/8ths of 1% of Adjusted Income From Continuing Operations for such Plan Year. The Compensation and Stock Option Committee of Fortune may determine that no Profit-Sharing Contribution will be made for a particular year.”

6. Amend the Plan by inserting the following at the end of paragraph (a) of Section 3.03:

“In addition to any amount contributed to the Plan pursuant to the preceding paragraph, Peak Wines International, Inc. will contribute under the Plan each Plan Year for each eligible Participant an additional Profit-Sharing Contribution (a “Special Profit-Sharing Contribution”). The Special Profit-Sharing Contribution for each eligible Participant will be equal to 5% of the Participant’s Adjusted Earnings for such Plan Year. The Special Profit-Sharing Contribution will be made to the Plan on or before the date (including extensions) for filing the Federal income tax return of Peak Wines International, Inc. for the taxable year for which such contribution is made.”

7. Amend the Plan by substituting the following for paragraph (b) of Section 3.03:

“Any Profit-Sharing Contribution (other than a Special Profit-Sharing Contribution) made by a Beam Participating Employer pursuant to this Section 3.03 will be allocated to the Profit-Sharing Accounts of its eligible Participants in the same proportion as the Adjusted Earnings for each such Participant bears to the total Adjusted Earnings of all such eligible Participants for such Plan Year.”

8.     Amend Section 4.02(a) of the Plan by substituting the phrase “Fortune or a MasterBrand Participating Employer (other than MasterBrand Cabinets, Inc. and NHB Holdings, Inc.)” for the phrase “Fortune, a MasterBrand Cabinets, Inc. Participating Employer (other than MasterBrand Cabinets, Inc. and NHB Holdings Inc.) or Boone International, Inc.” where the latter appears in subsection (1).

9.     Amend Section 4.02(a) of the Plan by deleting the parenthetical “(other than Boone International, Inc.)” where it appears in subsection (4).

10.     Amend the Plan by substituting the following for the last paragraph of Section 4.02(a), following paragraph (5):

“(6) The Company Matching Contribution for each Participant employed by Peak Wines International, Inc. will be equal to 50% of the Participant’s aggregate Tax Deferred Contributions to the extent the rate of such aggregate Tax Deferred Contributions in effect from time to time does not exceed 4% of his Compensation, and any additional amount determined for a Plan Year by the Board of Directors of Peak Wines International, Inc. in its sole discretion on or before the date (including extensions) for filing the Federal income tax return of Peak Wines International, Inc. for the taxable year for which the Company Matching Contribution is made. Peak Wines International, Inc. may determine that no discretionary Company Matching Contribution will be made for a particular year.

Notwithstanding any other provision of this Plan to the contrary, except as provided in Section 4.02(a)(6), no Company Matching Contributions will be made with respect to contributions of any Participant employed by any Beam Participating Employer. In addition, no Company Matching Contributions will be paid on amounts a Participant elects to defer pursuant to Section 4.10 regardless of whether such deferrals are determined to satisfy the requirements of Section 414(v) of the Code at the end of a Plan Year. Except as otherwise provided in Section 4.02(a)(6), Company Matching Contributions will be paid at least monthly to the Trustee by the Participating Employers. For purposes of this Section 4.02, the definitions of “Compensation” in Section 4.01(d) apply.”

11. Amend the Plan by adding the following at the end of Section 4.10:

“Effective January 1, 2004 a Participant’s elective deferrals under the Plan, including catch-up contributions under this section, shall not exceed 75% of his Compensation.”

12. Amend the Plan by adding the following new Section immediately following Section 4.10:

“4.11. Trust-to-trust Transfers. The Committee may, in its discretion, direct the Trustee to accept a trust-to-trust transfer of assets and liabilities from a tax-qualified defined contribution plan with respect to a person who becomes an Employee of a Participating Employer in connection with the transfer of employment of such Employee if the transferor plan permits such transfer.”

13. Amend the Plan by adding the following paragraph (j) to Section 6.01 immediately following paragraph (i), effective December 31, 2003:

“(j) Wild Horse Matching Account. A Wild Horse Matching Account will be maintained for each Participant on whose behalf an employer matching account was maintained under the Wild Horse Winery 401(k) Profit Sharing Plan as of December 31, 2003, and any amounts in such account and any earnings and losses thereon will be allocated to the Wild Horse Matching Account.”

14. Amend the Plan by substituting the following for paragraph (a) of Section 7.02, effective December 31, 2003:

“(a) Company Matching Accounts. Each Employee who was a Participant in the Plan on the day before the Restatement Date will be 100% vested in his Company Matching Account.

Each Employee other than an Employee of Peak Wines International, Inc. who becomes a Participant on or after the Restatement Date will be 100% vested in his Company Matching Account on the day after he completes one year of Vesting Service.

Each Employee of Peak Wines International, Inc. will be vested in the percentage of the value of his Company Matching Account as set forth in the following table:

Number of Years of Vesting Service	Vesting Percentage

Less than 1 1 2 3 or more	0% 30% 60% 100%

Each Participant will be vested in the percentage of the value of his Wild Horse Matching Account as set forth in the following table:

Number of Years of Vesting Service	Vesting Percentage

Less than 2 2 3 4 5 6 or more	0% 20% 40% 60% 80% 100%”

15. Amend the Plan by adding the following new Article VIIIA immediately following Article VIII, effective January 1, 2003:

“ARTICLE VIIIA MINIMUM DISTRIBUTION REQUIREMENTS

Section 8A.01. General Rules.

(a) Effective Date. The provisions of this article will apply for purposes of determining required minimum distributions for calendar years beginning with the 2003 calendar year.

(b) Precedence. The requirements of this article will take precedence over any inconsistent provisions of the Plan.

(c) Requirements of Treasury Regulations In-corporated. All distributions required under this article will be determined and made in accordance with the Treasury regulations under section 401(a)(9) of the Code.

Section 8A.02. Time and Manner of Distribution.

(a) Required Beginning Date. The Participant’s entire interest will be distributed, or begin to be distributed, to the Participant no later than the Participant’s required beginning date, as described in Section 8.02(d).

(b) Death of Participant Before Distributions Begin. If the Participant dies before distributions begin, the Participant’s entire interest will be distributed, or begin to be distributed, no later than as follows:

(1) If the Participant’s surviving spouse is the Participant’s sole Beneficiary, distributions to the surviving spouse will begin by December 31 of the calendar year immediately following the calendar year in which the Participant died, or by December 31 of the calendar year in which the Participant would have attained age 70 1/2, if later.

(2) If the Participant’s surviving spouse is not the Participant’s sole Beneficiary, distributions to the Beneficiary will begin by December 31 of the calendar year immediately following the calendar year in which the Participant died.

(3) If there is no designated Beneficiary as of September 30 of the year following the year of the Participant’s death, the Participant’s entire interest will be distributed by December 31 of the calendar year containing the fifth anniversary of the Participant’s death.

(4) If the Participant’s surviving spouse is the Participant’s sole Beneficiary and the surviving spouse dies after the Participant but before distributions to the surviving spouse begin, this Section 8A.02(b), other than Section 8A.02(b)(1), will apply as if the surviving spouse were the Participant.

For purposes of this Section 8A.02(b) and Section 8A.04, unless Section 8A.02(b)(4) applies, distributions are considered to begin on the Participant’s required beginning date. If Section 8A.02(b)(4) applies, distributions are considered to begin on the date distributions are required to begin to the surviving spouse under Section 8A.02(b)(1).

(c) Forms of Distribution. Unless the Participant’s interest is distributed in the form of an annuity purchased from an insurance company or in a single sum on or before the required beginning date, as of the first distribution calendar year distributions will be made in accordance with Sections 8A.03 and 8A.04. If the Participant’s interest is distributed in the form of an annuity purchased from an insurance company, distributions thereunder will be made in accordance with the requirements of Section 401(a)(9) of the Code and the Treasury regulations.

Section 8A.03. Required Minimum Distributions During Participant’s Lifetime.

(a) Amount of Required Minimum Distribution For Each Distribution Calendar Year. During the Participant’s lifetime, the minimum amount that will be distributed for each distribution calendar year is the lesser of:

(1) the quotient obtained by dividing the Participant’s account balance by the distribution period in the Uniform Lifetime Table set forth in Section 1.401(a)(9)-9 of the Treasury regulations, using the Participant’s age as of the Participant’s birthday in the distribution calendar year; or

(2) if the Participant’s sole Beneficiary for the distribution calendar year is the Participant’s spouse, the quotient obtained by dividing the Participant’s account balance by the number in the Joint and Last Survivor Table set forth in Section 1.401(a)(9)-9 of the Treasury regulations, using the Participant’s and spouse’s attained ages as of the Participant’s and spouse’s birthdays in the distribution calendar year.

(b) Lifetime Required Minimum Distributions Continue Through Year of Participant’s Death. Required minimum distributions will be determined under this Section 8A.03 beginning with the first distribution calendar year and up to and including the distribution calendar year that includes the Participant’s date of death.

Section 8A.04. Required Minimum Distribution After Participant’s Death.

(a) Death On or After Date Distributions Begin.

(1) Participant Survived by Designated Beneficiary. If the Participant dies on or after the date distributions begin and there is a designated Beneficiary, the minimum amount that will be distributed for each distribution calendar year after the year of the Participant’s death is the quotient obtained by dividing the Participant’s account balance by the longer of the remaining life expectancy of the Participant or the remaining life expectancy of the Participant’s designated Beneficiary, determined as follows:

(i) The Participant’s remaining life expectancy is calculated using the age of the Participant in the year of death, reduced by one for each subsequent year.

(ii) If the Participant’s surviving spouse is the Participant’s sole Beneficiary, the remaining life expectancy of the surviving spouse is calculated for each distribution calendar year after the year of the Participant’s death using the surviving spouse’s age as of the spouse’s birthday in that year. For distribution calendar years after the year of the surviving spouse’s death, the remaining life expectancy of the surviving spouse is calculated using the age of the surviving spouse as of the spouse’s birthday in the calendar year of the spouse’s death, reduced by one for each subsequent calendar year.

(iii) If the Participant’s surviving spouse is not the Participant’s sole Beneficiary, the Beneficiary’s remaining life expectancy is calculated using the age of the Beneficiary in the year following the year of the participant’s death, reduced by one for each subsequent year.

(2) No Designated Beneficiary. If the Participant dies on or after the date distributions begin and there is no designated Beneficiary as of September 30 of the year after the year of the Participant’s death, the minimum amount that will be distributed for each distribution calendar year after the year of the Participant’s death is the quotient obtained by dividing the Participant’s account balance by the Participant’s remaining life expectancy calculated using the age of the Participant in the year of death, reduced by one for each subsequent year.

(b) Death Before Date Distributions Begin.

(1) Participant Survived by Designated Beneficiary. If the Participant dies before the date distributions begin and there is a designated Beneficiary, the minimum amount that will be distributed for each distribution calendar year after the year of the Participant’s death is the quotient obtained by dividing the Participant’s account balance by the remaining life expectancy of the Participant’s designated Beneficiary, determined as provided in Section 8A.04(a).

(2) No Designated Beneficiary. If the Participant dies before the date distributions begin and there is no designated Beneficiary as of September 30 of the year following the year of the Participant’s death, distribution of the Participant’s entire interest will be completed by December 31 of the calendar year containing the fifth anniversary of the Participant’s death.

(3) Death of Surviving Spouse Before Distributions to Surviving Spouse Are Required to Begin. If the Participant dies before the date distributions begin, the Participant’s surviving spouse is the Participant’s sole designated Beneficiary, and the surviving spouse dies before distributions are required to begin to the surviving spouse under Section 8A.02(b)(1), this Section 8A.04(b) will apply as if the surviving spouse were the Participant.

Section 8A.05. Definitions.

(a) Designated Beneficiary. The individual who is designated as the Beneficiary under Section 8.05 and is the designated beneficiary under Section 401(a)(9) of the Code and Section 1.401(a)(9)-1, Q&A-4, of the Treasury regulations.

(b) Distribution calendar year. A calendar year for which a minimum distribution is required. For distributions beginning before the Participant’s death, the first distribution calendar year is the calendar year immediately preceding the calendar year which contains the Participant’s required beginning date. For distributions beginning after the Participant’s death, the first distribution calendar year is the calendar year in which distributions are required to begin under Section 8A.02(b). The required minimum distribution for the Participant’s first distribution calendar year will be made on or before the Participant’s required beginning date. The required minimum distribution for other distribution calendar years, including the required minimum distribution for the distribution calendar year in which the Participant’s required beginning date occurs, will be made on or before December 31 of that distribution calendar year.

(c) Life expectancy. Life expectancy as computed by use of the Single Life Table in Section 1.401(a)(9)-9 of the Treasury regulations.

(d) Participant’s account balance. The account balance as of the last valuation date in the calendar year immediately preceding the distribution calendar year (valuation calendar year) increased by the amount of any contributions made and allocated or forfeitures allocated to the account balance as of dates in the valuation calendar year after the valuation date and decreased by distributions made in the valuation calendar year after the valuation date. The account balance for the valuation calendar year includes any amounts rolled over or transferred to the plan either in the valuation calendar year or in the distribution calendar year if distributed or transferred in the valuation calendar year.

(e) Required beginning date. The date specified in Section 8.02(d).”

16.     Amend the Plan by adding the following new Sections A.9 and A.10 immediately following Section A.8 of Exhibit A, effective December 31, 2003:

“A.9 Transitional Provision for Former Employees of Wild Horse Winery. Effective December 31, 2003, the Wild Horse Winery 401(k) Profit Sharing Plan (the ‘Wild Horse Plan’) will be merged with and into this Plan and the assets and liabilities of the Wild Horse Plan will be transferred to this Plan. Such assets and liabilities that are held in a tax-deferred elective contribution account in the Wild Horse Plan will be held in the Tax Deferred Contribution Account under this Plan, and amounts held as employer matching contributions under the Wild Horse Plan will be held in the Wild Horse Matching Account under this Plan. In accordance with Section 414(l) of the Code, immediately following the merger of the Wild Horse Plan with and into this Plan, each Participant’s account balances will equal the sum of such Participant’s account balances in this Plan and in the Wild Horse Plan immediately prior to the merger. Each participant in the Wild Horse Plan on December 31, 2003 will be credited under this Plan with the Hours of Service and Years of Service for vesting purposes credited to him under the Wild Horse Plan on December 31, 2003, provided that no such participant shall receive credit for Hours of Service and Years of Service for vesting purposes under another provision of this Plan for the same period of service covered by the credit in this sentence.

A.10 Transitional Provision for Former Employees of Future Brands LLC. Notwithstanding any other provision of this Plan, any employee of Peak Wines International, Inc. who transferred directly from employment with Future Brands LLC will be credited under this Plan with the Hours of Service and periods of employment with Future Brands LLC prior to the date the employee became an employee of Peak Wines International, Inc. for purposes of determining a Year of Eligibility Service and a Year of Vesting Service. To the extent that this Plan accepts a transfer of assets and liabilities from the Future Brands LLC Retirement Savings Plan, amounts held as tax deferred elective contributions thereunder will be held in the Tax Deferred Contribution Account under this Plan, and other employer contributions thereunder will be held in the Profit-Sharing Account under this Plan.”

Pursuant to the authority delegated to it by the Board of Directors of Fortune Brands, Inc., this amendment is adopted by the Corporate Employee Benefits Committee.

Date: December 31, 2003	By:	FORTUNE BRANDS, INC. By: /s/ FRANK J. CORTESE Chairman, Corporate Employee Benefits Committee